EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
JANUARY 2014 MONTHLY DIVIDEND AND
DECEMBER 31, 2013 MBS PORTFOLIO CHARACTERISTICS

•	January 2014 Monthly Dividend of $0.18 Per Share
•	Estimated Book Value Per Share at December 31, 2013 of $13.40
•	MBS Portfolio Characteristics as of December 31, 2013

Vero Beach, Fla., January 9, 2014 - Orchid Island Capital, Inc. (the “Company”) (NYSE MKT:ORC) announced that today the Board of Directors declared a monthly cash dividend for the month of January 2014. The dividend of $0.18 per share will be paid January 31, 2014, to holders of record on January 27, 2014, with an ex-dividend date of January 23, 2014.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”) the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

Estimated December 31, 2013 Book Value Per Share

The Company’s estimated book value per share as of December 31, 2013 was $13.40.  Book value per share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Common Stock. At December 31, 2013, the Company's preliminary estimated total stockholders' equity was approximately $44.8 million with 3,341,665 Common shares outstanding. These figures and the resulting estimated book value per share are preliminary, subject to change, and subject to audit by the Company’s independent registered public accounting firm.

MBS Portfolio Characteristics

Details of the MBS portfolio as of December 31, 2013 are presented below. These figures are preliminary and subject to change.  The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate.

•	MBS Assets by Agency
•	Investment Company Act of 1940 Whole Pool Test Results
•	Repurchase agreement exposure by counterparty
•	MBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2012.

MBS Valuation Characteristics
(in thousands of $s)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Dec 2013 CPR
Asset Category	Face	Value	Price	Portfolio	Coupon	(Reported in Jan)
As of December 31, 2013
Adjustable Rate MBS	$4,935	$5,334	108.08	1.52%	3.92%	0.27%
10-1 Hybrid Rate MBS	76,952	76,118	98.92	21.67%	2.56%	2.63%
Hybrid Adjustable Rate MBS	76,952	76,118	98.92	21.67%	2.56%	2.63%
15 Year Fixed Rate MBS	21,817	22,284	102.14	6.34%	3.00%	1.29%
20 Year Fixed Rate MBS	30,743	31,400	102.14	8.94%	3.50%	1.78%
30 Year Fixed Rate MBS	183,537	191,839	104.52	54.63%	4.26%	3.91%
Total Fixed Rate MBS	236,097	245,523	103.99	69.91%	4.05%	3.39%
Total Pass-through MBS	317,984	326,975	102.83	93.10%	3.70%	3.16%
Interest-Only Securities	128,534	19,206	14.94	5.47%	4.39%	20.29%
Inverse Interest-Only Securities	37,678	5,042	13.38	1.43%	5.92%	12.94%
Structured MBS	166,212	24,248	14.59	6.90%	4.71%	18.62%
Total Mortgage Assets	$484,196	$351,223	-	100.00%	3.77%	8.47%

MBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
(in thousands of $s)			(in thousands of $s)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value	Portfolio	Asset Category	Value	Portfolio
As of December 31, 2013			As of December 31, 2013
Fannie Mae	$211,063	60.1%	Whole Pool Assets	$281,088	80.0%
Freddie Mac	121,842	34.7%	Non Whole Pool Assets	70,135	20.0%
Ginnie Mae	18,318	5.2%	Total Mortgage Assets	$351,223	100.0%
Total Mortgage Assets	$351,223	100.0%

Repurchase Agreement Exposure By Counterparty
(in thousands of $s)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of December 31, 2013	Borrowings	Debt	in Days	Maturity
Citigroup Global Markets Inc	$98,840	31.0%	11	1/15/2014
South Street Securities, LLC	49,411	15.5%	13	1/23/2014
Suntrust Robinson Humphrey, Inc	47,010	14.8%	10	1/10/2014
Cantor Fitzgerald & Co	39,185	12.3%	22	1/24/2014
Mizuho Securities USA, Inc	26,727	8.4%	9	1/13/2014
Morgan Stanley & Co	20,073	6.3%	13	1/13/2014
CRT Capital Group, LLC	15,146	4.8%	18	1/24/2014
KGS-Alpha Capital Markets, L.P	11,894	3.7%	16	1/24/2014
Goldman, Sachs & Co	10,155	3.2%	70	3/11/2014
Total Borrowings	$318,441	100.0%	15	3/11/2014

MBS Risk Measures
(in thousands of $s)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)*	(+50 BPS)*
As of December 31, 2013
Adjustable Rate MBS	$5,334	4	10.13%	2.00%	$13	$(22)
Hybrid Adjustable Rate MBS	76,118	108	7.56%	2.00%	2,157	(2,444)
Total Fixed Rate MBS	245,523	n/a	n/a	n/a	6,385	(7,646)
Total Pass-through MBS	326,975	n/a	n/a	n/a	8,555	(10,112)
Interest-Only Securities	19,206	n/a	n/a	n/a	(2,950)	2,070
Inverse Interest-Only Securities	5,042	2	6.08%	n/a	183	(240)
Structured MBS	24,248	n/a	n/a	n/a	(2,767)	1,830
Total Mortgage Assets	$351,223	n/a	n/a	n/a	$5,788	$(8,282)
Funding Hedges
					Modeled	Modeled
					Interest	Interest
			Average	Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance	End Date	(-50 BPS)*	(+50 BPS)*
Eurodollar Futures Contracts - Short Positions			$257,353	Dec-2018	$(4,816)	$5,469
Grand Total					$972	$(2,813)

*
Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS. These results are for illustrative purposes only and actual results may differ materially.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400